Supplement dated December 24, 2015	Filed pursuant to Rule 424(b)(3)
to the Pricing Supplement dated November 24, 2015,	Registration Statement No. 333-190038
product supplement EQUITY INDICES ARN-1
dated July 31, 2013, Series A MTN prospectus supplement,
the prospectus addendum dated February 3, 2015 and prospectus dated July 19, 2013
(together, the “Note Prospectus”)

Barclays Bank PLC

Medium-Term Notes, Series A

Accelerated Return Notes®
Linked to the S&P 500® Index, due November 22, 2017

CUSIP: 06743T204

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the pricing supplement (the “Pricing Supplement”), dated November 24, 2015 and filed with the Securities and Exchange Commission (the “SEC”) on November 27, 2015, as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period (subject to adjustment under certain circumstances in the event of a Market Disruption Event). The closing level of the Market Measure on November 24, 2015, the first day of the Starting Value Determination Period, was 2,089.14.

The Starting Value Determination Period expired on December 24, 2015. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 2,005.55, which was the closing level of the Market Measure on December 18, 2015.  This closing level is less than 2,089.14.

Therefore, the Starting Value for the notes is 2,005.55.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-6 of the Pricing Supplement, on page PS-6 of product supplement EQUITY INDICES ARN-1, on page S-6 of the prospectus supplement and on page PA-1 of the Series A MTN prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Pricing Supplement dated November 24, 2015:
http://www.sec.gov/Archives/edgar/data/312070/000110465915081648/a15-22180_44424b2.htm

•                  Product supplement EQUITY INDICES ARN-1 dated July 31, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513311888/d576655d424b2.htm

•                  Series A MTN prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•                  Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Our Central Index Key, or CIK, on the SEC website is 312070. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.